Exhibit 10.2

UNIONBANCAL CORPORATION

BRIDGE AWARD AGREEMENT

This Agreement is made as of             , 2008, (the “Award Date”), between UNIONBANCAL CORPORATION (the “Company” or “UNBC”) and «Agreement_Name» (“Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the UnionBanCal Corporation Bridge Plan (the “Plan”) authorizing the grant of awards to eligible individuals in connection with the performance of services for the Company and its Subsidiaries (as defined in the Plan), subject to the closing of the merger of the Company with a subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) pursuant to an Agreement and Plan of Merger between the Company and BTMU dated August 18, 2008 (the “Transaction”). The Plan, including the definition of terms, is incorporated in this Agreement by reference and made a part of it.  In the event of any conflict among the provisions of the Plan document and this Agreement, the Plan document shall prevail; and

WHEREAS, the Company regards Participant as a valuable contributor to the Company, and has determined that it would be to the advantage and interest of the Company and its shareholders to grant to Participant the award provided for in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

1.         Bridge Award.  Participant shall be eligible for payment of a Bridge Award equal to $                subject to continued employment during the Incentive Period beginning on the Award Date and ending on               , and an award equal to $         subject to continued employment during the Incentive Period beginning on              and ending on               .

2.         Payment of Bridge Awards.  If earned, the Bridge Award shall be paid to Participant within 2-1/2 months following the end of the applicable Incentive Period.  The Company shall, to the extent required by law, have the right to deduct from any payments hereunder the amount of any federal, state or local taxes required by law to be withheld.

3.         Designation of Beneficiaries.  On a form provided to the Company, Participant may designate a beneficiary or beneficiaries to receive, in the event of Participant’s death, all or part of any amounts to be distributed to Participant under the Plan.

4.         Employee Rights.  Participant may not assign or transfer his or her rights under the Plan except as expressly provided under the Plan.  Participation in the Plan does not create a contract of employment, imply or confer any other employment rights, or confer any ownership, security or other rights to Company assets. The Bridge Award is a one-time, special award which is not part of basic compensation or earnings for any purpose, including without limitation the calculation of pension, 401(k) or other retirement benefits.

5.         Termination of Employment or Leave of Absence.  Termination of employment prior to the end of an Incentive Period (or before the commencement of an Incentive Period) shall result in forfeiture of all opportunity to receive a Bridge Award for that Incentive Period, except as provided below:

(a)           If Participant’s employment is terminated at any time during an Incentive Period under circumstances which render Participant eligible for severance benefits from the Company (and provided Participant has executed a release agreement), Participant shall be eligible to receive payment of the Bridge Award for that Incentive Period and for the subsequent Incentive Period, if applicable.

(b)           If Participant’s employment is terminated at any time during an Incentive Period by reason of death, Participant (or Participant’s beneficiary or estate in the event of death) will be eligible to receive a pro rata Bridge Award for that Incentive Period based on the time employed during that Incentive Period, rounded to the nearest complete month, but will not be eligible to receive a Bridge Award for the subsequent Incentive Period, if applicable.

(c)           Payment of a Bridge Award under this Section 5(a) shall be made within 2-1/2 months following the employment termination date.

The Company shall also have discretion to reduce the amount of a Bridge Award on a pro rata basis to reflect periods of time during an Incentive Period when Participant is on a leave of absence of more than sixty (60) days.

6.         Mandatory Arbitration.  Any dispute arising out of or relating to this Agreement, including its meaning or interpretation, shall be resolved solely by arbitration before an arbitrator selected in accordance with the rules of the American Arbitration Association.  The location for the arbitration shall be in San Francisco, Los Angeles or San Diego as selected by the Company in good faith. Judgment on the award rendered may be entered in any court having jurisdiction.  The party the arbitrator determines is the prevailing party shall be entitled to have the other party pay the expenses of the prevailing party, and in this regard the arbitrator shall have the power to award recovery to such prevailing party of all costs and fees (including attorney fees and a reasonable allocation for the costs of the Company’s in-house counsel), administrative fees, arbitrator’s fees and court costs, all as determined by the arbitrator.  Absent such award of the arbitrator, each party shall pay an equal share of the arbitrator’s fees.  All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding under this paragraph.  The provisions of this paragraph are intended by Participant and the Company to be exclusive for all purposes and applicable to any and all disputes arising out of or relating to this Agreement.  The arbitrator who hears and decides any dispute shall have jurisdiction and authority only to award compensatory damages to make whole a person or entity sustaining foreseeable economic damages, and, shall not have jurisdiction and authority to make any other award of any type, including without limitation, punitive damages, unforeseeable economic damages, damages for pain, suffering or emotional distress, or any other kind or form of damages.  The remedy, if any, awarded by the arbitrator shall be the sole and exclusive remedy for any dispute which is subject to arbitration under this paragraph.

7.         California Law.  The Plan and this Agreement shall be construed and enforced according to the laws of the State of California to the extent not preempted by the federal laws of the United States of America.

8.         Section 409A.  If payment of a Bridge Award is due upon a termination of employment, and the Company determines that the award is nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code, then for purposes of determining the timing of the payment, “termination of employment” shall mean a “separation from service” as defined under Section 409A.  In addition, if Participant is a “specified employee” (as defined under Section 409A) at the of such separation from service, payment shall be delayed until six months and one day following such separation from service (or, if earlier, Participant’s death) if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Internal Revenue Code.

9.         Entire Agreement.  The Plan and this Agreement constitute the entire agreement between the Company and Participant pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings between the parties in connection therewith.  Participant acknowledges that this Agreement is subject to the closing of the Transaction.  If the Transaction is not consummated, this Agreement shall be null and void and no amounts shall be payable to Participant hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.  Participant also hereby acknowledges receipt of a copy of the UnionBanCal Corporation Bridge Plan.

UnionBanCal Corporation

By:

Participant Signature

«Agreement_Name»	«EmpNo»
Participant Printed Name	Employee #